PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS DATED AUGUST 30, 2004	FILED PURSUANT TO RULE 424(B)(3) REGISTRATION NO. 333-116374

YOUBET.COM, INC.

5,040,093 SHARES OF

COMMON STOCK

     This Prospectus Supplement supplements the Prospectus dated August 30, 2004 (the “Prospectus”) and relates to the resale by selling stockholders of the securities described in the Prospectus. This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered by selling stockholders to prospective purchasers along with this Prospectus Supplement.

     The information in the “Selling Stockholders” section beginning on page 13 of the Prospectus is hereby amended to reflect the transfer of shares by certain of the selling stockholders listed under the “Additional Warrant Holders” subsection on page 14 of the Prospectus. In January 2005, David Nemelka transferred the 9,600 shares listed opposite his name in the Prospectus to TradeCo. Corporation and McKinley Capital transferred the 15,200 shares listed opposite its name in the Prospectus to TradeCo. Corporation.

     Information about selling stockholders may change over time. Changed information of which we become aware will be set forth in prospectus supplements to the extent required by the Securities Act of 1933, as amended, and the rules thereunder. We also will set forth in prospectus supplements any other additional information relating to selling stockholders to the extent so required.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

This Prospectus Supplement is dated March 29, 2005.

SUPPLEMENTAL INFORMATION TO TABLE OF

SELLING STOCKHOLDERS

     The table below sets forth information about the selling stockholders and the number of shares of common stock owned. Except as disclosed in this prospectus supplement, none of the selling stockholders listed has, or within the past three years has had, any position, office or other material relationship with Youbet or any of its predecessors. The selling stockholders listed in the table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their warrants and common stock since the date on which the information in the table is presented, therefore affecting the number of shares offered by them. Information about the selling stockholders may change over time.

     As of March 14, 2005, 31,269,350 shares of our common stock were outstanding. In compliance with the guidelines for calculating the percentage of common stock outstanding, any securities not outstanding, which are subject to options, warrants or conversion privileges are deemed outstanding for the purposes of computing the percentage of outstanding securities owned by the selling shareholders.

     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the rule, beneficial ownership includes shares of outstanding common stock and shares of common stock that a person has the right to acquire within 60 days from March 14, 2005. Unless otherwise indicated, the selling shareholders have the sole power to direct the voting and investment over the shares owned by them. We will not receive any proceeds from the resale of the common stock by the selling stockholders.

			Number of Shares
			Owned After this
	Number of Shares		Offering Assuming	Percentage of
	Owned Prior to this	Number of Shares	All Shares Offered	Ownership After
Name of Selling Stockholder	Offering	Offered Hereby	Hereby are sold	this Offering
TradeCo. Corporation (1)	24,800	24,800	0	0
Elizabeth Edlich	6,499	6,499	0	0
Total	31,299	31,299	0	0

(1)	David Nemelka is the President and sole shareholder of TradeCo. Corporation.

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